EXHIBIT 23



                                AUDITORS' CONSENT



The Board of Directors
General Mills, Inc.:


We consent to the incorporation by reference in this Registration Statement of our reports dated June 26, 1996 included or incorporated by reference in the Company's Form 10-K for the year ended May 26, 1996, and to the reference to our firm under the heading "EXPERTS" in the Prospectus and Registration Statement on Form S-8.

Our report covering the basic consolidated financial statements refers to changes in the method of accounting for investments in debt and equity securities in fiscal 1995 and postemployment benefits and income taxes in fiscal 1994.



                                          /s/ KPMG Peat Marwick LLP


Minneapolis, Minnesota
September 30, 1996